Exhibit 2.1    Purchase Agreement




                               PURCHASE AGREEMENT
                                      AMONG
                        CHINA DIRECT TRADING CORPORATION,
                                  WILLIAM DATO,
                                       AND
                          COMPLETE POWER SOLUTIONS LLC

                             DATED JANUARY 27, 2006

         PURCHASE AGREEMENT dated January 27, 2006 (this "Agreement"), among CHINA DIRECT TRADING CORPORATION, a Florida corporation ("Purchaser"), WILLIAM DATO, an individual ("Dato"), and COMPLETE POWER SOLUTIONS, LLC, a Florida limited liability company (the "Company").

                                    RECITALS

         A. The Company is engaged in the business of importing, marketing, selling and installing generators and related products and providing related services.

         B. Dato owns all of the member interests (the "Interests"), and is the sole manager, of the Company.

         C. Purchaser is a holding company that currently conducts it business through two operating subsidiaries, one of which trades Chinese-manufactured souvenir, gift and promotional products and the other of which provides consulting and business development services to Chinese and North American companies seeking distribution, manufacturing sources, funding sources and joint venture partners.

         D. Purchaser's shares of Common Stock are registered under the Exchange Act and its Common Stock trades over-the-counter under the symbol CHDT.OB.

         E. Purchaser wishes to purchase from Dato, and Dato wishes to sell to the Purchaser, Fifty One Percent (51%) of the Interests (the "Purchased Interests"), for cash and shares of Preferred Stock, on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1 - DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

                  "Agreement" has the meaning specified in the preamble.

                  "Amended Articles" means the amendment to the articles of incorporation of the Purchaser in the form attached as Annex A which authorize and provide for the terms of the Preferred Stock.

         "Ancillary Documents" as to any Person means all agreements, instruments, releases, certificates and other documents contemplated by this Agreement to be entered into or executed by such Person; and where a reference to a Person is made in conjunction with a reference to "Ancillary Documents," the term shall refer only to such documents which such Person has entered into or executed. Without limiting the generality of the foregoing, Ancillary Documents includes the Amended Articles, the Employment Agreement, the Voting Agreement and the Operating Agreement.

         "Arbiter" has the meaning specified in Section 2.06(b) hereof.

         "Closing" has the meaning specified in Section 2.02 hereof.

         "Closing Cash" has the meaning specified in Section 2.02 hereof.

         "Closing Date" has the meaning specified in Section 2.02 hereof.

         "Closing Payments" means the payments due under Section 2.03 hereof.

         "Closing Shares" has the meaning specified in Section 2.03.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the common stock, $.0001 par value per share, of the Purchaser.

         "Company" has the meaning specified in the Recitals.

         "Company Financial Statements" means the compiled unaudited balance sheet as of December 31, 2005 and related statement of operations and retained earnings of the Company and the related compilation report of AG Associates dated January __, 2006.

         "Damage Claim Notice" has the meaning specified in Section 5.04(a) hereof.

         "Damages" has the meaning specified in Section 5.02 hereof.

         "Dato" means William Dato.

         "D&O Insurance" has the meaning specified in Section 7.06 hereof.

         "Employee" means a regular employee on the payroll of the Company.

         "Employment Agreement" means that certain employment agreement of even date herewith among Dato, the Purchaser and the Company in the form of Annex D hereto.

         "Encumbrance" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, conditional sale agreement, financing statement or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset.


         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Act Filings" has the meaning set forth in Section 4.10(a) hereof.

         "Fair Market Value" means the average closing price for a security measured over the ten (10) trading days prior to the date of determination in the primary public market for such security, or if there is no established public market for such security, the fair market value for such security determined by an appraisal by an independent appraiser with experience in valuing companies of the type issuing the security. In the event of a dispute regarding the selection of an appraiser, each party shall have the right to select its own appraiser with the fair market value of the security being the average of the two appraisals if such appraisals reflect a Fair Market Value that differs by more than ten (10%). In the event of a discrepancy of greater than ten percent (10%), the two appraisers shall select a third appraiser and such appraisal shall be binding on each of the parties for all purposes. The parties shall share equally the cost of any appraisals.

         "Governmental Authority" means any federal, state or local government, other political subdivision or agency thereof exercising legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

         "Indemnitee" has the meaning specified in Section 5.04(a) hereof.

         "Indemnitor" has the meaning specified in Section 5.04(a) hereof.

         "Interests" has the meaning specified in the recitals.

         "Laws" means any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject or bound.

         "Liabilities" means all debts, claims, agreements, liabilities and obligations, including, without limitation, all salaries, severance payments, accounts payable, media obligations, obligations incurred under license agreements, client contracts, supply contracts, leases and employment agreements, litigation claims or demands and any other obligations whether or not incurred in the ordinary course of business.

         "Leased Real Property" has the meaning specified in Section 3.12(b) of this Agreement.

         "Member Interest" means a member interest in the Company.

         "Operating Agreement" means the limited liability company operating agreement dated as of January 27, 2006 among Dato, Purchaser and the Company in the form of Annex C hereto.

         "Preferred Stock" means the shares of senior voting convertible preferred stock of Purchaser, that (i) have an aggregate stated value of One Million Two Hundred Thousand Dollars ($1,200,000.00), of the Purchaser which are convertible initially into 50,739,958 shares of Common Stock of Purchaser, subject to adjustment in the event of dilution, at any time at the election of the holder thereof, (ii) vote with the shares of Common Stock on an "as if converted basis," (iii) are senior in right of payment as to dividends and in liquidation preference to all other series or classes of capital stock of the Purchaser and (iv) have such other rights as set forth in the Amended Articles.

         "Person" means a natural person, corporation, partnership or other business entity, or any Governmental Entity.

         "Purchase Price" means the Closing Payments and the Closing Shares.

         "Purchased Interests" has the meaning specified in the recitals.

         "Purchaser" has the meaning specified in the preamble.

         "Purchaser Financial Statements" has the meaning specified in Section 4.10(a).


          "Real Property" has the meaning specified in Section 3.13(a) hereof.

         "Repurchase Event" means the first to occur of (1) the third anniversary of the Closing Date unless prior to such date, Purchaser has either
(x) made an underwritten public offering of the Purchased Interests at a price that values the Company at an aggregate amount not less than Fifteen Million Dollars ($15,000,000) where Dato has the right to include his Interests in the offering at the expense of Purchaser, other than underwriter's discount, or (y)
(i) paid Dato eleven percent (11%) of the Interests in consideration of the agreement of the Company to engage Purchaser as the Company's exclusive supplier of import generators and (ii) distributed twenty percent (20%) of the Interests to Purchaser's Preferred Stock and Common Stock shareholders as a dividend which dividend is distributed in proportion to the total capital stock of Purchaser treating the shares of Preferred Stock as shares of Common Stock on an "as if converted" basis or (2) in the event that Purchaser's independent public auditors or the SEC shall determine that Purchaser shall not be permitted to consolidate the financial statements of the Company with the financial statements of Purchaser.

         "Securities Act" means the Securities Act of 1933, as amended.

         "SEC" means the United States Securities and Exchange Commission.

         "Seller" and "Sellers" has the meaning specified in the preamble.

         "Standstill Period" has the meaning set forth in Section 7.03(a) hereof.

         "Taxes" means income, premium, gross receipts, net proceeds, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, occupational licensing, social security or any other tax or charge of a similar nature and import.

                  "Voting Agreement" means that certain Voting Agreement dated as of January 27, 2006 among Purchaser, Dato, and certain shareholders of Purchaser specified therein in the form of Annex D hereto.

                          ARTICLE 2 - PURCHASE AND SALE

         2.01 Purchase and Sale. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, Dato will sell, convey, assign, transfer and deliver to the Purchaser, and Purchaser will acquire from Dato, the Purchased Interests.

         2.02 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on January __, 2006 or on such date as may be acceptable to each of the parties hereto (the "Closing Date") at the offices of Ruden McClosky Smith Schuster & Russell, P.A., 200 East Broward Boulevard, Fort Lauderdale, Florida 33301 or such other place as may be acceptable to each of the parties hereto.

         2.03 Closing Deliveries. In consideration of the transfer of the Purchased Interests pursuant to Section 2.01 hereof, at Closing the Purchaser shall (i) pay to Dato Six Hundred Thirty Seven Thousand Dollars ($637,000.00) in cash (the "Closing Cash") by wire of immediately available funds to an account(s) specified in wire transfer instructions delivered by Dato to Purchaser and (ii) deliver to Dato one or more certificates evidencing an aggregate of Six Hundred Thousand (600,000) shares of Preferred Stock, each share having a stated value of Two Dollars ($2.00) per share ("Closing Shares").

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
                                     OF DATO

         Dato represents and warrants to the Purchaser as follows:
         .01 Organization, Good Standing and Foreign Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Florida. The Company is not required to be licensed or qualified to do business as a foreign limited liability company in any jurisdiction except where the failure to so qualify would not have a material adverse effect on the Company or the Purchaser. The Company has all requisite power and authority to own, operate, lease and encumber its properties and to carry on its business as now being conducted. A complete and correct copy of the articles of formation and operating agreement, as amended to date, of the Company have been provided to the Purchaser.

         3.02 Capitalization. The entire authorized and issued Interests of the Company are owned by Dato, free and clear of any Encumbrances. All outstanding Interests are validly issued, fully paid, nonassessable and free of preemptive rights. No Interests of the Company (i) have been reserved for any purpose; (ii) are subject to pre-emptive rights created by statute, the Company's organizational documents or any agreement to which the Company is a party or is bound; (iii) were issued in violation of any agreement to which the Company is a party or is bound; (iv) were issued in violation of the Company' organizational documents; or (v) were issued in violation of any Laws. There are no outstanding agreements to which the Company or Dato is a party affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of the Interests or any other securities of the Company.

         3.03 Absence of Outstanding Rights to Interests or Other Securities of the Company. There are no outstanding options, rights (preemptive, registration or otherwise), subscriptions, calls, commitments, warrants or rights of any character to purchase, to subscribe for or to otherwise acquire any securities of the Company.

         3.04 Authority Relative to Agreements. No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from a Governmental Authority, in connection with the execution and delivery of this Agreement by Dato and the consummation by Dato of the transactions contemplated by this Agreement and the Ancillary Documents.

         3.05 No Subsidiaries. The Company does not have any ownership, whether owned directly or indirectly, in any other corporation, partnership, limited liability company or other business entity.

         3.06 Company Financial Statements.

(a) Annexed to this Agreement are the Company Financial Statements, a copy of which has been delivered to Purchaser.

(b) The Company Financial Statements are complete and correct in all material respects, (ii) present fairly, consistently and accurately the financial position of the Company as at the dates thereof, and (iii) present fairly, consistently and accurately the results of operations of the Company for the respective periods thereof.

         3.07 Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations (whether known or unknown, contingent or absolute, matured or unmatured, or otherwise) that are not reflected or reserved against in the Company Financial Statement s, other than such liabilities or obligations not required under generally accepted accounting principles to be reflected on the balance sheet of the Company Financial Statements and which do not and could not have a material adverse effect on the business of the Company.

         3.08 Tax Matters. The Company (i) has duly and timely filed all Tax returns and reports, (ii) has paid all Taxes required by law to the extent due and payable, and (iii) has made adequate provision (in accordance with generally accepted accounting principles consistently applied) for the payment of all such Taxes attributable to any period ending on or prior to the Closing Date but not currently due and payable. The Company is not a party to any pending action or proceeding by any Governmental Entity for the assessment or collection of any Taxes.

         3.09 Absence of Changes. Since December 31, 2005, there has not been any material adverse change in the financial position of the Company, or any material adverse change in the condition, prospects or operations of the business of the Company.

         3.10 Absence of Certain Transactions. Except as contemplated by this Agreement, since December 31, 2005 the Company has not:

(a) issued, authorized for issuance or sold any of its capital stock or other equity securities or interests;

(b) issued, authorized for issuance, delivered or granted any right, option or other commitment for the issuance of shares of its capital stock or other securities;

(c) incurred any material obligation or liability (fixed or contingent) except unsecured current obligations and liabilities incurred in the ordinary course of business,

(d) mortgaged, pledged or granted a security interest in any of its assets, except for purchase money security interest incurred in the ordinary course of its business;

(e) made any loan to, guaranteed the indebtedness (of any kind) of or otherwise incurred any indebtedness on behalf of any Person;

(f) made any material change in the customary operating methods of the Company;

(g) amended or restated its articles of formation or Operating Agreement, except as contemplated by this Agreement;

(h) entered into any material commitment or transaction not in the ordinary course of business; or

(i) made any agreement to do any of the foregoing.

         3.11 Title to Properties, Liens and Encumbrances; Condition of Assets. The Company has good title to all properties, interests in properties and assets reflected in the balance sheet included in the Company Financial Statements or acquired thereafter, free and clear of all Encumbrances. Such assets and properties include all tangible and intangible assets, contracts and rights necessary or required for the operation of the business of the Company as now or heretofore conducted. All material tangible assets of the Company are in good operating condition and repair, subject to normal wear and tear, free of defects, and are suitable, adequate and fit for the uses for which they are intended or being used; and such assets and the present use thereof do not violate in any material respect any applicable licenses or any Laws.

         3.12     Real Property.

(a) The Company owns no real property ("Real Property").

(b) Schedule A to this Agreement sets forth a list of all Real Property leased, occupied or used by the Company (the "Leased Real Property"). All Leased Real Property is suitable and adequate for the purposes for which it is currently being used. The Company leases the Leased Real Property pursuant to lease agreements (the "Lease Agreements"), each of which is in full force and effect and there is no event of default, or event which with notice or passage of time, or both, would become an event of default under the Lease Agreements.

         3.15 Indebtedness; Guarantees. Except as set forth in the Company Financial Statements, the Company does not have any outstanding indebtedness, other than payables incurred in the ordinary course of business, is not a guarantor of any third party indebtedness, and is not in default in respect of any terms or conditions of any indebtedness which would permit an acceleration of the due date thereof. Copies of all loan and guaranty agreements to which the Company is a party have been made available to the Purchaser.

         3.16 Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, arbitrations, or proceedings pending or threatened against the Company preventing, or which, if determined adversely to the Company would prevent the Company from consummating the transactions contemplated by this Agreement and the Ancillary Documents.

         3.17 Brokers. All negotiations relative to this Agreement and the transactions contemplated herein have been carried on by Dato directly with the Purchaser and without the intervention of any other person on behalf of the Company or Dato in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, consulting fee or other like payment.

         3.18 Compliance with Law. The Company is, and has at all times conducted its business, in material compliance with all federal, state and local laws, regulations and ordinances applicable to its business and operations.

         3.19 Corporate Records. Copies of the minutes, stock transfer and other record books of the Company have been made available to the Purchaser and are true and complete in all material respects.

3.20 Disclosure. No representation or warranty by Dato in, and no document, statement, certificate, schedule or exhibit to be furnished or delivered to the Purchaser pursuant to, this Agreement contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.

         3.21 Purchase for Investment. Dato is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act and is purchasing the Closing Shares solely for its own account, for investment only, and with no present intention of directly or indirectly distributing, offering or reselling any such Closing Shares, the shares of Common Stock issuable upon conversion of the Closing Shares, or any part thereof, or interest therein to any Person in any transaction or otherwise, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

                   ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

The Purchaser hereby represents and warrants to Dato as follows:

         4.01 Organization and Good Standing. The Purchaser and each of its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and each has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now being conducted or as presently proposed to be conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the nature of the property owned or leased or the business transacted by it makes such qualification necessary.

         4.02 Authority Relative to Agreements. The Purchaser has the requisite corporate power and authority to enter into this Agreement and all Ancillary Documents, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of the Purchaser, or an authorized committee thereof, and do not violate any provision of the articles of incorporation or bylaws of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document and the consummation of the transactions provided for hereby and thereby will not conflict with or effect a breach, violation or default, or cause an event of default, under any mortgage, lease, or other material agreement or instrument, or any statute, regulation, order, judgment or decree to which it is a party or by which it is bound, or any law or governmental regulation applicable to the Purchaser, or require the consent of any Person (other than the parties to this Agreement). This Agreement and the Ancillary Documents constitute the legal, valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except as enforcement thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting rights of creditors generally and general principles of equity, whether applied at law or in equity.

         4.03 No Broker. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by the Purchaser with Dato and the Company without the intervention of any person on behalf of the Purchaser in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         4.04 Governmental Filings; No Violations. No notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser from, any Governmental Authority in connection with the execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Documents.

         4.05 Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, arbitrations, or proceedings pending or threatened against the Purchaser preventing, or which, if determined adversely to the Purchaser would prevent the Purchaser from consummating the transactions contemplated by this Agreement and the Ancillary Documents.

         4.06 Capital Stock. The authorized capital stock of the Purchaser consists of 600,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of preferred stock, $.001 par value per share, of which as of the date of this Agreement, 524,977,610 shares of Common Stock is issued and outstanding and no shares of preferred stock are issued and outstanding.

         4.07 Issuance of Closing Shares. On the date of this Agreement, the Closing Shares are, and, any shares of Common Stock which may be issued by Purchaser to Dato upon conversion of the Closing Shares pursuant to the terms of the Preferred Stock and this Agreement on the relevant date of their required issuance and delivery shall be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Purchaser has and will keep reserved and available for issuance a sufficient number of shares of Common Stock for issuance upon conversion of the Closing Shares.

4.08 Funds. Purchaser, directly or indirectly has, and will have at the Closing, sufficient funds in the aggregate amount of not less than the Closing Cash, available without restriction for use in payment thereof at the Closing.

         4.09 Purchase for Investment. Purchaser is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act and is purchasing the Purchased Interests solely for its own account, for investment only, and with no present intention of directly or indirectly distributing, offering or reselling any such Purchased Interests, or any part thereof, or interest therein to any Person in any transaction or otherwise, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

         4.10     Exchange Act Filings; Financial Statements.

                  (a) Purchaser's Common Stock is registered under Section 12(g) of the Exchange Act and it files reports, proxy statements and other filings with the SEC ("Exchange Act Filings"). Purchaser is current in all of its Exchange Act Filings and all such Exchange Act Filings, including, without limitation, its annual report on Form 10-KSB for the year ended December 31, 2004 and its quarterly report on Form 10-QSB for the period ended September 30, 2005, and the related audited annual and unaudited interim financial statements contained therein, respectively (collectively, "Purchaser Financial Statements"), comply with all requirements of the Exchange Act and other applicable law. None of the Exchange Act Filings contained as of the filing date (or, in the case of any Exchange Act Filing that has been amended, as of the date of amendment) or contain as of the date of this Agreement any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made not misleading.

                  (b) Each of the Purchaser Financial Statements, including the notes thereto, contained in an Exchange Act Filing were prepared in accordance with generally accepted accounting principles except as otherwise disclosed therein (and in the case of financial statements for interim periods, the absence of notes thereto and normal year-end adjustments) applied on a consistent basis throughout the periods covered thereby (except as disclosed therein). The Purchaser Financial Statements (i) are complete and correct in all material respects, (ii) present fairly, consistently and accurately the consolidated financial position of the Purchaser and its subsidiaries as at the respective dates thereof, (iii) present fairly, consistently and accurately the consolidated results of Purchaser's and its subsidiaries' operations and changes in financial position of the for the respective periods thereof and (iv) reflect all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Purchaser and its subsidiaries and the results of the operations of Purchaser and its subsidiaries as of the respective dates thereof or for the respective periods covered thereby.

         4.11 No Material Adverse Change. Since the date of the quarterly report for the quarter ended September 30, 2005, there has not been any materially adverse change or any event, occurrence or development which could reasonably be expected to have a materially adverse effect on Purchaser and its subsidiaries.

         4.12 Absence of Undisclosed Liabilities. Purchaser does not have any liabilities or obligations (whether known or unknown, contingent or absolute, matured or unmatured, or otherwise) that are not reflected or reserved against in the Purchaser Financial Statements (other than such liabilities or obligations not required under generally accepted accounting principles to be reflected on the balance sheet of the Purchaser Financial Statements and which do not and could not have a material adverse effect on the business of the Purchaser and its subsidiaries).


             ARTICLE 5 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

         5.01 Survival of Representations and Warranties of the Parties. All representations and warranties made by any party hereto contained in this Agreement or in any Ancillary Document, and the indemnification obligations of each party hereto, shall survive the Closing Date until the second anniversary of the Closing Date. Notwithstanding the foregoing, if a party has made a claim for indemnification in accordance with the procedures set forth in this Article 5 on or prior to the expiration of the applicable survival period referred to in the previous sentence, then the indemnity obligations relating to such claim shall survive until the final resolution of such claim, as further provided in this Article 5.

         5.02 Indemnification by Dato. Dato agrees to indemnify and hold the Purchaser and its affiliates, subsidiaries, parent companies, directors, officers, agents and employees harmless (subject to the terms of this Article 5) from and against any and all damages, losses, liabilities, deficiencies, costs and/or expenses (including all reasonable legal fees, expenses and other out-of-pocket costs) (collectively, "Damages") resulting from, arising out of or in connection with any misrepresentation or breach of any warranty or representation made by Dato in this Agreement or any Ancillary Document, in each instance whether or not any such Damages are in connection with any action, suit, proceeding, demand or judgment of a third party (including Governmental Authority).

         5.03 Indemnification by the Purchaser. Purchaser hereby agrees to indemnify and hold the Dato and the Company and their agents harmless (subject to the terms of this Article 5) from and against any and all Damages resulting from, arising out of or in connection with any misrepresentation or breach of any warranty, representation or covenant in this Agreement or any Ancillary Document, on the part of the Purchaser in each instance whether or not any such Damages are in connection with any action, suit, proceeding, demand or judgment of a third part (including Governmental Authority).

         5.04     Procedure.

                  (a) Upon receipt by one party of notice of any claim by a third party which might give rise to indemnification hereunder, or upon such party's discovery of facts which might give rise to indemnification hereunder, the party claiming indemnification hereunder (the "Indemnitee") shall give prompt written notice to the other (the "Indemnitor"), which notice shall describe in reasonable detail the Damages anticipated to be suffered (if ascertainable) and the specific circumstances thereof, and specifying the provisions of this Agreement to which such claim for Damages relates (the "Damage Claim Notice"). The Indemnitee may amend the Damage Claim Notice, without prejudice to its rights hereunder, if it becomes aware of facts indicating that the Damages anticipated to be suffered have increased or decreased from those estimated in the previous Damage Claim Notice. A failure to provide or amend the Damage Claim Notice shall not relieve the Indemnitor from any obligations or liabilities that the Indemnitor may have to the Indemnitee hereunder, except to the extent that the Indemnitor has been adversely prejudiced as a result of such failure. The Indemnitor shall be entitled to participate in the defense of any such claim or action which is a third party claim or action at the Indemnitor's own cost and, upon the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), to assume the defense thereof, with counsel of Indemnitor's own choosing, the cost of which shall be paid for by the Indemnitor. Upon notice from Indemnitor to Indemnitee of Indemnitor's election to assume the defense, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. The Indemnitee may not compromise or settle any claim for which it has asserted or may assert its right to indemnification without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Indemnitor may not compromise or settle any claim for which Indemnitor has elected to assume the defense without Indemnitee's prior written consent, unless
(i) Indemnitor has acknowledged its obligation to pay all Damages relating to such claim and has provided to Indemnitee evidence reasonably satisfactory to Indemnitee that Indemnitor has the financial wherewithal to pay such Damages,
(ii) such settlement will not contain any terms that would interfere in the normal operations of the Indemnitee, and (iii) such settlement contains a unconditional release of all claims against the Indemnitee.

(b) Upon receipt by Indemnitor of a Damage Claim Notice which does not relate to a third party claim, the Indemnitor and Indemnitee shall make all reasonable efforts to promptly resolve such claim on an amicable basis within the thirty
(30) day period following such receipt.

         5.05. Payment of Indemnification Obligations.

(a) Damages shall be due and owing when finally judicially determined to be covered by the indemnities set forth in Article 5 hereof or otherwise as mutually agreed among the parties hereto. The Indemnitor shall, within two (2) business days following receipt of written demand by the Indemnitee, pay the Indemnitee or at the Indemnitee's direction in immediately available funds any and all Damages then due and owing.

                  (b) Purchaser may elect, but shall not be obligated to apply the amount of any Damages due and owing to it as Indemnitee to offset and reduce any Deferred Payments otherwise due hereunder. Any such Damages not so offset shall be and remain payable pursuant to Section 5.05(a) above.

                             ARTICLE 6 - THE CLOSING

         6.01 Conditions to Each Party's Obligations to Close. The respective obligation of each party to close the transactions described in Article 2 hereof shall be subject to the satisfaction prior to Closing of the following conditions:

(a) No temporary restraining order, injunction or other order preventing the transactions contemplated by this Agreement shall have been issued by any court or other governmental entity and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking relief against the Purchaser, the Company or Dato if the sale is consummated, shall be pending. In the event any such order or injunction shall have been issued, each party agrees to use commercially reasonable efforts to have any such injunction lifted.

(b) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any private party or Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, unless failure to make such filing or obtain such approval would not be materially adverse to the Purchaser, the Company or Dato.

         6.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to complete the transactions contemplated hereunder are subject to the satisfaction of the following conditions, unless waived by the Purchaser in writing:

(a) Performance of Obligations of Dato and the Company. Dato and the Company shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement on or prior to the Closing Date.

(b) Operating Agreement. The Purchaser, Dato and the Company shall have each duly executed and delivered the Operating Agreement in the form attached as Annex C hereto.

(c) Employment Agreement. At the Closing, Dato shall have entered into the Employment Agreement with the Company and Purchaser in the form attached as Annex D hereto.

         6.03 Conditions to Obligations of Dato and the Company. The obligations of Dato and the Company to complete the transactions contemplated hereunder are subject to the satisfaction of the following conditions, unless waived by Dato in writing:

(a) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(b) Closing Payment. At the Closing, the Purchaser shall have delivered to or at the direction of the Sellers the Closing Payments, including the Cash Closing Payment, the Closing Notes, and certificates representing the Closing Shares.

(c) Employment Agreement. At the Closing, the Company shall have entered into the Agreement.

(d) Voting Agreement. At the Closing, Purchaser, Howard Ullman and William Dato shall have entered into the Voting Agreement in the form attached as Annex B hereto.

(e) Amended Articles. On or before the Closing, Purchaser shall file the Amended Articles in the form attached as Annex A hereto with the Secretary of State of the State of Florida and such Amended Articles shall be effective.

         6.04     Termination.

         (a) This Agreement may be terminated at any time prior to the Closing:

         by mutual agreement of the Purchaser and Dato;

         by the Purchaser (provided the Purchaser is not otherwise in breach), if the Closing has not occurred on or before January 31, 2006 by reason of the failure to fulfill any closing condition set forth under Sections 6.01 and 6.02 (unless waived by the Purchaser) or if there has been a breach by Dato of any covenant or agreement set forth in this Agreement on the part of Dato which is material (and which was not caused in whole or part by the Purchaser) and which is not cured within a reasonable period of time after notice thereof is given by the Purchaser (except that no cure period shall be provided for a breach by Dato which by its nature cannot be cured) or if any representation or warranty made by Dato in this Agreement is materially inaccurate or untrue as of the date hereof;

         by Dato (provided Dato is otherwise in breach), if the Closing has not occurred on or before January 31, 2006 by reason of the failure to fulfill any closing condition set forth under Sections 6.01 and 6.03 (unless waived by Dato) or if there has been a breach by the Purchaser of any covenant or agreement set forth in this Agreement on the part of the Purchaser which is material (and which was not caused in whole or part by Dato) and which is not cured within a reasonable period of time after notice thereof is given by Dato (except that no cure period shall be provided for a breach by the Purchaser which by its nature cannot be cured) or if any representation or warranty made by the Purchaser in this Agreement is materially inaccurate or untrue as of the date hereof;

         by either the Purchaser or Dato if any permanent injunction or other order of a court or other competent authority preventing the transactions hereunder shall have become final and non-appealable; by the Purchaser, in the event of any material adverse change to the Company's business; or

         by Dato, in the event of any material adverse change to the Purchaser's business.

         (b) In the event of  termination  of this Agreement as provided in this
Section 6.04, this Agreement shall forthwith become void, except that termination of this Agreement shall not limit the liability of any party hereto except as provided in this Agreement and the Purchaser shall not use confidential information of the Company.

         6.05 Mutual Efforts To Close. Subject to the terms and conditions of this Agreement, the Purchaser and Dato shall use its and his respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement on or before January 31, 2006 and, in particular, Dato shall use his commercially reasonable efforts to fulfill, by such date, the conditions to Closing set forth in Sections 6.01 and 6.02 hereof and the Purchaser shall use its commercially reasonable efforts to fulfill, by such date, the conditions to Closing set forth in Sections 6.01 and 6.03 hereof.

         6.06 Access to Information. From the date hereof until the Closing, (a) Dato shall provide the Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access to such information as the Purchaser may from time to time reasonably request with respect to the Company, and the transactions contemplated by this Agreement, and shall provide the Purchaser and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books, and records of the Company as the Purchaser may from time to time reasonably request and the Company will instruct its counsel and financial advisors to cooperate with the Purchaser in its investigation of the Company and (b) Purchaser shall provide Dato, his counsel, financial advisors, auditors and other authorized representatives full access to such information as the Purchaser may from time to time reasonably request with respect to the Purchaser and its subsidiaries, and the transactions contemplated by this Agreement, and shall provide Dato and his representatives reasonable access during regular business hours and upon reasonable notice to the properties, books, and records of the Purchaser and its subsidiaries as Dato may from time to time reasonably request and Purchaser will instruct its counsel and financial advisors to cooperate with Dato in his investigation of the Purchaser and its subsidiaries.

         6.07     Conduct of the Business Prior to Closing.

                  (a) Except as is required by the terms of this Agreement, from the date hereof until the Closing, the Company will conduct its business in the ordinary course in substantially the same manner as presently conducted and will use reasonable commercial efforts consistent with past practices to preserve relationships with customers, suppliers and others. Except as required by the terms of this Agreement, from the date hereof until the Closing, without the prior written consent of the Purchaser, the Company shall not:

         sell, assign, transfer or otherwise convey, or make any material change in, any of its assets, except for any transactions which are in the ordinary course of business consistent with past practice and which are not material to its business;

         grant or permit to exist any Encumbrance on any of its assets other than the Encumbrances existing as of the date hereof and those arising in the ordinary course of business consistent with past practice and which are not material to its business;

         fail to maintain all policies of insurance (and such additional policies as may be necessary to comply with applicable Laws or replacement policies on terms no less favorable to the Company) in full force and effect, at its sole expense, and at least at such levels as are in effect on the date hereof, through and including the Closing Date; or cancel any such insurance, or take, or fail to take any action, that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing;

         issue any ownership interests in the Company or any grant any rights to acquire ownership interests in the Company; enter into any agreements or instruments concerning the voting of the shares or control of the Company;

         enter  into any  agreement  or  instrument  that  conflicts  with  this
Agreement  or  that  prohibits  or  restricts  the   transactions   contemplated
hereunder;

         intentionally or knowingly fail to comply with any applicable Law; or

         agree to commit to do any of the foregoing.

                  (b) In addition to the foregoing, during the period from the date hereof to the Closing Date, Dato shall not (i) sell any of Dato's Interests in the Company, (ii) grant or permit any Encumbrance with respect to any of such interests, or (iii) enter into any agreement or instrument relating to the voting or control of the Company or which conflicts with this Agreement or prohibits the transactions contemplated hereunder.

                  (c) Notwithstanding anything to the contrary contained herein, nothing herein shall be construed to prevent Dato from paying any obligations of the Company owed to him or from satisfying any debt or obligation of the Company for which Dato is a guarantor, co-signor or otherwise obligated.

                        ARTICLE 7 - ADDITIONAL AGREEMENTS

         7.01 Registration of Closing Shares and Common Stock. Purchaser agrees to register the Closing Shares and any shares of Common Stock issuable to Dato upon conversion of the Preferred Stock to Common Stock in accordance with the terms of the Preferred Stock under the Securities Act and any applicable state securities laws as promptly as practicable following the Closing Date at its sole cost and expense.

         7.02 Repurchase Right. Data shall have the right to repurchase twenty percent (20%) of the Interests upon the occurrence of a Repurchase Event at a price equal to the Fair Market Value of such Interests.

         7.03     No Encumbrances; No Obligation for Purchaser Debt.

                  (a) Without the prior written consent of Dato, Purchaser agrees not (i) place any Encumbrances on any Interests acquired by it pursuant to this Agreement or (ii) sell any Interests or any substantial amount of assets of the Company for a three-year period ending on the third anniversary of the Closing Date (the "Standstill Period"), other than the right of repurchase under
Section 7.02 and the right of first refusal in favor of Dato set forth in the Operating Agreement.

                  (b) Without the prior written consent of Dato, Purchaser agrees that following the Closing, it will not take any action that would cause the Company to become a co-borrower or guarantor or otherwise obligated for the obligations of the Purchaser or any of its subsidiaries, other than itself.

         7.04 Cooperation re Consolidation of Financial Statements. The parties agree to cooperate and take such actions as may be reasonably required to permit consolidation of the financial statements of the Company with the financial statements of Purchaser, including, the amendment of this Agreement and the Ancillary Agreements; provided, however, that notwithstanding the foregoing, Dato shall not be obligated to make any change to this Agreement or any of the Ancillary Agreements that would materially and adversely effect any of his rights under this Agreement or any of the Ancillary Agreements, including, without limitation, his ownership interest in the Company, his right to repurchase Interests under Section 7.02 hereof, his right to nominate and have elected to the board of managers of the Company as set forth in the Operating Agreement, the material terms of his Employment Agreement, his rights as a holder of Preferred Stock, the amount or value of the consideration payable to his for the Purchased Interests or the restrictions on liens and loans set forth in Section 7.03 hereof.

         7.05 Prohibition on Trading. Neither Dato, the Company or any of their respective affiliates nor Purchaser or any of its affiliates shall trade any security of the Purchaser for a period commencing on the date hereof and ending five (5) business days after the Closing Date or the termination of this Agreement without Closing.

         7.06 D&O Insurance. Purchaser shall use its best efforts to obtain and maintain directors' and officers' liability insurance ("D&O Insurance") covering all directors and officers of Purchaser, the Company and other subsidiaries of Purchaser, including without limitation, Dato and his nominees with an endorsement for occurrences from and after the Closing Date in an amount not less than $1,000,000 per occurrence with a deductible reasonably acceptable to Dato within 120 days following the Closing Date. Notwithstanding the foregoing provision, Purchaser shall not be obligated to obtain and maintain D&O Insurance if the cost of doing so is demonstrably commercially unreasonable under then current market conditions, or if the cost of such D&O Insurance would materially and adversely affect Purchaser's and its subsidiaries' financial viability as going concerns to the extent that to obtain such D&O Insurance on such terms would constitute a breach by Purchaser's management of its duty of loyalty to Purchaser and its shareholders.


                         ARTICLE 8 - GENERAL PROVISIONS

         8.01 Expenses. Each party shall pay its own expenses (including legal and accounting costs and expenses) in connection with the negotiation, preparation and consummation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

         8.02 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

         8.03 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

         8.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified mail (return receipt requested) or by courier (with proof of delivery and charges prepaid), to the parties at the following address (or at such other address for a party as shall be specified by like notice), or if sent by telecopy to the parties at the following telecopy numbers;


                  if to the Purchaser:   China Direct Trading Corporation
                                         10400 Griffin Road #109
                                         Cooper City, FL  33328
                                         Attention: President

                  if to Dato or the Company:4100 North Powerline Road, Suite 0-3
                                                    Pompano Beach, Florida 33073

         8.05 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors of the parties hereto, and by the successors, heirs, executors and personal representatives of Dato.

         8.06 Entire Agreement. This Agreement, including any agreements set forth as an annex to any such agreements, constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

         8.07 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile signature), each of which shall be considered an original, but all of which together shall constitute the same instrument.

         8.08 Amendment; Assignment. This Agreement may be amended only by an instrument in writing signed by or on behalf of each of the parties sought to be bound by such amendment. This Agreement may not be assigned without the written consent of the other parties hereto.

         8.09 Public Announcements. The parties hereto shall mutually agree in advance on the form, timing and contents of any public announcements concerning the transactions contemplated hereby, subject to the requirement that nothing herein shall be construed to prevent Purchaser from making any such disclosure that is reasonably determined by Purchaser's outside legal counsel in writing to be required for Purchaser to comply with its obligations under the Exchange Act or other applicable law.

         8.10 Gender, Etc. Whenever the context may require, any pronouns used herein shall be deemed to refer to the masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa. Whenever used herein, the terms "include," "includes" and "including" shall mean to include without limitation.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CHINA DIRECT TRADING CORPORATION.



By: _______________________________
Name:    Howard Ullman
Title:   President

DATO:


-----------------------------------
William Dato, individually



COMPLETE POWER SOLUTIONS, LLC



By: _______________________________
Name:    William Dato
Title:   Manager